Exhibit 99.1

Viveve Appoints New Independent Board Director

ENGLEWOOD, CO – October 30, 2020 - Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women’s intimate health, today announced that Sharon Collins Presnell, Ph.D. has joined the Viveve board of directors and its audit committee, effective October 28, 2020. The appointment of Dr. Presnell brings the company in compliance with the corporate governance requirements under Listing Rules 5605(b)(1) and 5605(c)(2) of the Nasdaq Stock Market.

“It is with pleasure that I welcome Dr. Presnell to our board, especially during this period of momentum in our stress urinary incontinence clinical development program,” said Steve Basta, chairman of the Viveve board of directors. “Sharon’s experience spans academic, start-up, and Fortune 500 environments and includes the successful development of both technical and commercial strategies related to cell-based therapies. She brings exceptional research and development experience in cellular pathology and scientific leadership that will contribute greatly as Viveve advances its dual energy technology platform and pivotal PURSUIT trial in stress incontinence.”

“We are excited to have Dr. Presnell join the board of directors and recognize the high level of scientific expertise in cellular pathology that she brings to the company. We look forward to working with her to further demonstrate our technology’s cellular mechanism of action in the treatment of female stress urinary incontinence,” remarked Scott Durbin, Viveve’s chief executive officer.

Dr. Sharon Presnell currently serves as President of the Amnion Foundation, a not-for-profit organization ethically addressing birth tissue-derived cells in regenerative medicine and drug development. Concurrently, she is the founder/owner of CytoStrategy and provides life sciences consulting services to companies and organizations throughout the U.S. and E.U. Holding a B.S in cellular biology and Ph.D. in experimental pathology, Dr. Presnell transitioned from a university faculty position to Director of R&D at Becton Dickinson. Her previous executive leadership positions in the biotech industry include the role of President at Samsara Sciences, Inc., a wholly owned subsidiary of Organovo, Inc. where she held positions as Chief Scientific Officer, Chief Technology Officer and Executive Vice President of R&D. Sharon has served continuously as a scientific, technical, and translational reviewer for the NIH for over 20 years. Her specialty is developing strategies for the successful development of nascent technologies, including considerations of science, organizational structure, and economic factors.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women’s intimate health. Viveve is committed to advancing new solutions to improve women’s overall well-being and quality of life. The internationally patented Viveve® System incorporates Cryogen-cooled Monopolar Radiofrequency technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session. In the United States, the Viveve® System is cleared by the Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in more than 50 countries.

Viveve continues to advance its clinical development program in SUI. The positive topline results reported from the 3-arm feasibility study and the preclinical study outcomes are intended to support the initiation of the pivotal PURSUIT trial and strengthen its potential to achieve its primary efficacy endpoint. As announced on July 7, 2020, Viveve received FDA approval of its Investigational Device Exemption application to conduct the multicenter, randomized, double-blinded, sham-controlled PURSUIT Trial for improvement of SUI in women.

For more information visit Viveve’s website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the impact of the novel coronavirus termed COVID-19 on our clinical development and regulatory review and clearances and on the manufacturing, placements and patient utilization of our Viveve Systems, the performance of management and our employees, the outcome of our assessment of strategic alternatives, our ability to obtain financing, our evaluation of strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

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